Exhibit 99.2

Anti-Cancer Mechanism of Hepion Pharmaceuticals’ CRV431 Highlighted in Scripps Research
Institute Poster at AASLD, The Liver Meeting® 2021

EDISON, N.J., November 10, 2021 - Hepion Pharmaceuticals, Inc. (NASDAQ:HEPA), a clinical stage biopharmaceutical company focused on Artificial Intelligence (“AI”)-driven therapeutic drug development for the treatment of non-alcoholic steatohepatitis (“NASH”) and other liver diseases, today announced that results from a study conducted by Dr. Philippe Gallay’s research group at The Scripps Research Institute examing the anti-tumor mechanism of the Company’s lead drug candidate, CRV431, will be available as an e-poster at the Liver Meeting® 2021, hosted by the American Association for the Study of Liver Diseases (AASLD), to be held virtually November 12-15, 2021.

Poster Details

•	Poster #: 1768

•	Title: Cyclophilin D Knockout Significantly Prevents HCC Development in a Streptozotocin-Induced Mouse Model of Diabetes-Linked NASH

•	Session: NAFLD and NASH

•	Authors: Stauffer, W.; Kuo, J.; Ure, D.; Foster, R.; Gallay, P.

About the Study

This animal model recapitulates NASH and, over a longer period of time, induces hepatocellular carcinoma (HCC), the most prevalent type of liver cancer observed in NASH. Cyclophilin inhibition utilizing therapeutic agents, including Hepion’s investigational drug candidate CRV431, have previously been shown to reduce tumor burdern in this model.

CRV431 inhibits many of the iso-forms of cyclophilins, enzymes involved in key aspects of disease progression. One of these important isoforms, cyclophilin D, was investigated at the Gallay Laboratory at Scripps Research Institute in mice lacking cyclophilin D. This particular isoform is an important component of the mitochondrial permeability transition pore and has a role in cell injury and death.

Wild type mice (not lacking in cyclophilin D) had HCC tumor burden scores that were three times greater than mice lacking cyclophilin D (p = 0.03). The study concluded that cyclophilin inhibition represents a novel class of compounds to treat HCC and that reductions in cyclophilin D are significantly protected from HCC.

About Hepion Pharmaceuticals

The Company's lead drug candidate, CRV431, is a potent inhibitor of cyclophilins, which are involved in many disease processes. CRV431 is currently in clinical-phase development for the treatment of NASH, with the potential to play an important role in the overall treatment of liver disease - from triggering events through to end-stage disease. CRV431 has been shown to reduce liver fibrosis and hepatocellular carcinoma tumor burden in experimental models of NASH; and has demonstrated antiviral activities towards HBV, HCV, and HDV through several mechanisms, in nonclinical studies.

Hepion has created a proprietary AI platform, called AI-POWR™, which stands for Artificial Intelligence - Precision Medicine; Omics (including genomics, proteomics, metabolomics, transcriptomics, and lipidomics); World database access; and Response and clinical outcomes. Hepion intends to use AI-POWR™ to help identify which NASH patients will best respond to CRV431, potentially shortening development timelines and increasing the delta between placebo and treatment groups. In addition to using AI-POWR™ to drive its ongoing NASH clinical development program, Hepion intends to use the platform to identify additional potential indications for CRV431 to expand the company's footprint in the cyclophilin inhibition therapeutic space.

Forward Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated,” and “intend,” among others. These forward-looking statements are based on Hepion Pharmaceuticals’ current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; risks associated with delays, increased costs and funding shortages caused by the COVID-19 pandemic; uncertainties with respect to lengthy and expensive clinical trials, that results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any drug candidates under development, there are significant risks in the development, regulatory approval, and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful, or that any product will receive regulatory approval for any indication or prove to be commercially successful. Hepion Pharmaceuticals does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in Hepion Pharmaceuticals’ Form 10-K for the year ended December 31, 2020, and other periodic reports filed with the Securities and Exchange Commission.

For further information, please contact:

Stephen Kilmer

Hepion Pharmaceuticals Investor Relations

Direct: (646) 274-3580

skilmer@hepionpharma.com